Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

National General Holdings Corp.

New York, New York

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of National General Holdings Corp. for the registration of debt securities, common stock, preferred stock, depositary shares representing preferred stock, warrants, units and to the incorporation by reference therein of our report dated February 26, 2018, with respect to the consolidated financial statements and schedules of National General Holdings Corp., and the effectiveness of internal control over financial reporting of National General Holdings, Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 7, 2018